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                   Baxter International Inc. and Subsidiaries

      Exhibit 11.2 - Computation of Fully Diluted Earnings Per Common Share

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(Unaudited - in millions, except per share data)                 Three Months Ended    Six Months Ended
                                                                           June 30,            June 30,

                                                                      1994     1993      1994      1993
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Earnings
  Income before cumulative effect of accounting
    changes                                                           $144     $132      $275      $189
  Cumulative effect of change in accounting for:
    Income taxes                                                         0        0         0        81
    Other postemployment benefits                                        0        0         0       (11)
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  Pro forma net income available for common stock                     $144     $132      $275      $259
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Shares
  Weighted average number of common shares
    outstanding                                                        278      277       278       278
  Additional shares assuming exercise of stock
    options, performance share awards and stock                          1        1         1         1
    purchase plan subscriptions
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  Average common shares and equivalents outstanding                    279      278       279       279
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Fully diluted earnings (loss) per common share
  Income before cumulative effect of accounting changes              $0.52    $0.48     $0.99     $0.68
  Cumulative effect of change in accounting for:
    Income taxes                                                      0.00     0.00      0.00      0.29
    Other postemployment benefits                                     0.00     0.00      0.00     (0.04)
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  Net income                                                         $0.52    $0.48     $0.99     $0.93
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